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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF TAFT, STETTINIUS & HOLLISTER LLP]





                                 October 9, 2001



PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168

Dear Sir or Madam:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $325 million principal amount of First Mortgage Bonds Series EEE, 6.65%, due June 15, 2006 (the "New Bonds") of PSI Energy, Inc., an Indiana corporation (the "Company"), to be issued in exchange for the Company's outstanding First Mortgage Bonds Series EEE, 6.65%, due June 15, 2006 (the "Old Bonds") pursuant to (i) the Indenture dated September 1, 1939 as amended through the Fifty-third Supplemental Indenture dated June 15, 2001 (the "Indenture") between the Company and LaSalle Bank National Association, as trustee (the "Trustee"), and (ii) the Registration Rights Agreement dated as of June 22, 2001 (the "Registration Rights Agreement") by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Rothschild LLC, and J.P. Morgan Securities, Inc., we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the New Bonds have been duly authorized by the Company; and when the Securities and Exchange Commission declares the Company's Registration Statement on Form S-4 effective and the New Bonds have been duly executed, authenticated, issued and delivered in exchange for the Old Bonds in accordance with the terms of the Registration Rights Agreement and the Indenture, the New Bonds will be legally issued, fully paid and nonassessable and the binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the federal laws of the United States of America, and the Indiana General Corporation Law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.


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     In connection with the foregoing, we have assumed that at the time of the issuance and delivery of the New Bonds there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the New Bonds and that the issuance and delivery of the New Bonds, all of the terms of the New Bonds and the performance by the Company of its obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and will not result in a default under or a breach of any agreement or instrument then binding upon the Company.

     In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) that the New Bonds will conform to the form thereof set forth in the Indenture,
(iii) that the Trustee's certificates of authentication of the New Bonds will be manually signed by one of the Trustee's authorized officers and (iv) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,


                                       /s/ TAFT, STETTINIUS & HOLLISTER LLP